Exhibit 10.4

                        1997 AVID PROFIT SHARING PROGRAM

PROFIT SHARING PLAN

In view of the considerable efforts by employees to return Avid to profitability and strong shareholder returns, the Board of Directors have adopted a Profit Sharing Plan. The 100% payout threshold will be at a Return On Invested Capital
(ROIC) level set by the Board of Directors. The minimum payout threshold will also be set by the Board of Directors, as a percentage of the plan target.

Achieving a 100% payout will allow Avid to achieve extremely competitive total cash compensation figures for our employees, and above plan performance will allow for significant upside potential.


HOW DOES THE PLAN WORK?

On a yearly basis, at achievement of the targeted performance that has been set, the plan will pay 5% of your annual base salary.

The plan begins to pay at a percentage of the performance ROIC target. The Board of Directors may adopt a cap equal to a multiple of the performance target.

The profit sharing plan will continue to be based on Avid's Return on Invested Capital (also known as ROIC). ROIC is a key measure of how efficiently a company is operating, and what kind of return it is providing to its investors. ROIC is influenced by both the profitability that a company has, and how effectively it is managing its balance sheet.


HOW IS ROIC CALCULATED?

ROIC is basically a three-part equation: 1) how much pre-tax profit does a company earn on its sales; 2) how much sales are generated by the assets we use; and 3) how is the return affected by the taxes that we pay.

      The simple formula is:

After-Tax Net Income                               =  ROIC
-------------------------------------------------
Invested Capital (Stockholders Equity minus Cash)


HOW CAN WE ALL IMPROVE ROIC?

HOW CAN WE INFLUENCE ROIC? THERE ARE TWO WAYS --

1) IMPROVING PROFITABILITY BY --

1) Reducing Operating Expenses
2) Increasing Gross Margin

2) IMPROVING THE BALANCE SHEET BY:

A) Decreasing our receivables
B) Decreasing our inventory
C) Decreasing our fixed assets

WHAT SHOULD YOU FOCUS ON??

Identify the areas that you and your department can control or impact -- and take action!

Lead by example -- don't focus on what others are responsible for.

Act like we are one team.

Believe others are making the best decisions for their respective areas.


PLAN GUIDELINES

PLAN ELIGIBILITY -- Eligible employees will include all employees who are not currently covered by an incentive plan. Those not eligible include Vice
Presidents, Directors, Sr. Consulting Engineers, Digidesign employees, incentivized field sales employees, and international employees covered by an incentive plan. All other employees are eligible.

PLAN PAYMENTS -- Final results will be available after the company reports its Q4 earnings. If we successfully achieve the results necessary to generate a payout, the payment would occur thereafter.

NEW HIRE ELIGIBILITY -- Employees hired after January 1, 1997, but BEFORE October 1, 1997, will be eligible to participate in the plan on a pro-rated basis. Employees hired on or after October 1, 1997 will be eligible to participate in the plan beginning January 1, 1998.

SALARY CHANGES -- Any salary changes that occur over the course of the year will be pro-rated.

IMPACT OF INDIVIDUAL PERFORMANCE ON AWARD SIZE -- Your award will be based 100% on the company's performance for 1997.